Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

Mosaic Announces Fiscal 2009 Financial Guidance

PLYMOUTH, MN, June 3, 2008 – The Mosaic Company (NYSE: MOS) announced today its financial guidance for its first fiscal quarter ending August 31, 2008 and for its fiscal year ending May 31, 2009. This financial guidance is also being provided during presentations at investor conferences in New York City, NY on June 4 and 5, 2008.

“We anticipate reporting robust fourth quarter results in fiscal 2008 as strong demand and the tight supply situation continues for crop nutrients,” stated Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Given the world’s burgeoning demand for grains and oilseeds, our fiscal 2009 financial guidance reflects strong financial performance momentum and underscores Mosaic’s commitment to investing in the crop nutrition industry and helping farmers produce crops with greater yields,” Prokopanko added.

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

Sales Volumes and Selling Prices

Phosphate sales volumes are expected to be in the range of 9.0 to 9.4 million tonnes for fiscal 2009. This increase is contingent upon sourcing an adequate supply of sulfur, operating mine and plant sites at high operating rates and restarting certain previously indefinitely closed phosphoric and sulfuric acid production in the second half of the fiscal year. The restart of this phosphoric and sulfuric acid production will permit Mosaic to utilize excess granulation capacity at one of its existing plants.

Potash sales volumes are expected to be 8.2 to 8.6 million tonnes in fiscal 2009. Previously announced potash capacity expansion projects will be underway in fiscal 2009; however, production from the first of the expansions will not come online until fiscal 2010. This volume estimate assumes, among other things, operating the potash facilities at high operating rates and continued successful management of the brine inflow at the Esterhazy mine.

Mosaic estimates a realized DAP price, FOB plant, in the range of $1,020 to $1,080 per tonne in the first quarter of fiscal 2009 and an estimated average realized MOP price, FOB plant, in the range of $460 to $510 per tonne for the same quarter.

Both estimates assume farmer economics remain robust and that management has accurately estimated the mix of forward versus spot sales.

Capital Spending

Capital spending for fiscal 2009 will grow significantly to a range of $900 million to $1.1 billion. This is more than double the company’s historical rates. Mosaic will pursue capital projects with high returns, including expanding its potash capacity and reducing phosphate costs, along with increasing preventive maintenance projects designed to continue to attain high operating rates at its facilities. These projects are fairly evenly split between the phosphates and potash business segments.

Canadian Resource Taxes and Royalties

Mosaic is also providing guidance on Canadian resource taxes and royalties for fiscal 2009. Expected profitability growth and escalating potash selling prices are expected to result in higher taxes and royalties than in previous years. Canadian resource taxes and royalties are estimated to range between $700 million and $1 billion in fiscal 2009. Management’s estimate of the resource tax and royalties requires management to make significant assumptions about a number of matters, primarily projected selling prices and volumes, capital spending and foreign currency exchange rates. These items are included as a component of cost of goods sold in the company’s consolidated income statement. By comparison, these taxes and royalties are expected to approximate $400 million in fiscal 2008 and were approximately $120 million in fiscal 2007.

Other

Selling, general and administrative expenses are expected to range between $360 and $390 million for fiscal 2009. Mosaic estimates an effective income tax rate in the low to mid 30% range for fiscal 2009.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; accidents involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine as well as potential mine fires, floods, explosions or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###